Exhibit 10.120

Description of Executive Officer Compensation Arrangements

The following discussion describes and analyzes the compensation policies, arrangements and decisions for our named executive officers in 2016. In 2011, our stockholders adopted a three year interval for conducting future stockholder say-on-pay votes. Accordingly, we last conducted a stockholder say-on-pay vote at our annual meeting in 2014 and at that time our stockholders approved, on an advisory basis, the compensation of our named executive officers (our stockholders will again be voting, on an advisory basis, on the compensation of our named executive officers as well as the frequency of the stockholder say-on-pay vote at our 2017 annual meeting). Our existing compensation policies, arrangements and decisions are consistent with our compensation philosophy and objectives discussed below and align the interests of our named executive officers with Amyris’ short-term and long-term goals. During 2016, our named executive officers were:

•	John Melo, President and Chief Executive Officer

•	Raffi Asadorian, Chief Financial Officer(1)

•	Joel Cherry, President, Research and Development

•	Nicholas Khadder, Senior Vice President and General Counsel(2)

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(1)	Mr. Asadorian resigned from the company effective January 4, 2017, at which time Kathleen Valiasek assumed the role of Chief Financial Officer.

(2)	Mr. Khadder resigned from the company effective June 14, 2016.

Compensation Philosophy and Objectives and Elements of Compensation

The primary objectives of our executive compensation program in 2016 were to:

•	Attract, retain, and motivate highly talented employees that are key to our success;

•	Reinforce our core values and foster a sense of ownership, urgency and entrepreneurial spirit;

•	Link compensation to individual, team, and company performance (as appropriate by employee level);

•	Emphasize performance-based compensation for individuals who can most directly impact stockholder value; and

•	Provide exceptional pay for delivering exceptional results.

Our success depends, among other things, on attracting and retaining executive officers with experience and skills in a number of different areas as we continue to drive improvements in our technology platform and production process, pursue and establish key commercial relationships, develop and commercialize products, and establish a reliable supply chain and manufacturing organization.

Our business continues to be in an early stage of development with cash management being one key consideration for our strategy and operations. Accordingly, for 2016, we intended to provide a competitive compensation program that would enable us to attract and retain the top executives and employees necessary to develop our business, while being prudent in the management of our cash and equity. Based on this approach, we continued to aim to balance and reward annual and long-term performance with a total compensation package that included a mix of both cash and equity. Our compensation program was intended to align the interests of management, key employees and stockholders and to encourage the creation of stockholder value by providing long-term incentives through equity ownership. We continued to adhere to this general compensation philosophy for 2016.

Our intent and philosophy in designing compensation packages at the time of hiring of new executives is based on providing compensation that we believe is sufficient to enable us to attract the necessary talent, within prudent limitations as discussed above. Compensation of our executive officers after the initial period following their hiring is influenced by the amounts of compensation that we initially agreed to pay them, as well as by our evaluation of their subsequent performance, changes in their levels of responsibility, retention considerations, prevailing market conditions, the financial condition and prospects of our company, and our attempt to maintain some level of internal pay parity in the compensation of existing executive officers relative to the compensation paid to more recently hired executives.

We compensate our executive officers with a combination of salaries, cash bonuses and equity awards. We believe this combination of cash and equity, subject to strategic allocation among such components, is largely consistent with the forms of compensation provided by other companies with which we compete for executive talent, and, as such, matches the expectations of our executive officers and of the market for executive talent. We also believe that this combination provides appropriate incentive levels to retain our executives, reward them for performance in the short term and induce them to contribute to the creation of value in Amyris over the long term. We view the different components of our executive compensation as distinct, each serving particular functions in furthering our compensation philosophy and objectives, and, together, providing a holistic approach to achieving such philosophy and objectives.

Base Salary. We believe we must maintain base salary levels that are sufficiently competitive to position us to attract and retain the executive officers we need and that it is important for our executive officers to perceive that over time they will continue to have the opportunity to earn a salary that they regard as competitive. The Leadership Development and Compensation Committee of the Board (the “Leadership Development and Compensation Committee” or the “Committee”) reviews and adjusts, as appropriate, the base salaries of our executives on an annual basis, and makes decisions with respect to the base salaries of new executives at the time of hire. In making such determinations, the Committee considers many factors, including our overall financial performance, the individual performance of the executive officer in question (including, for executives other than our chief executive officer, recommendations from our chief executive officer based on performance evaluations of the executive officer in question), the executive’s potential to contribute to our annual and longer-term strategic goals, the executive officer’s scope of responsibilities, qualifications and experience, competitive market practices for base salary, prevailing market conditions and internal pay parity.

Cash Bonuses. We believe the ability to earn cash bonuses should provide incentives to our executive officers to effectively pursue goals established by the Board and should be regarded by executive officers as appropriately rewarding effective performance against these goals. For 2016, the Leadership Development and Compensation Committee adopted a cash bonus plan for our executive officers, the details of which are described below under “2016 Compensation.” The 2016 cash bonus plan included company performance goals and individual performance goals and was structured to motivate our executive officers to achieve our short-term financial and operational goals and to reward exceptional company and individual performance. In particular, our 2016 cash bonus plan was designed to provide incentives to our executive officers to achieve 2016 company financial and operational targets on a quarterly and annual basis, together with various key individual operational objectives that are considered for annual performance achievement. In general, target bonuses for executives are first set in their offer letters based on similar factors to those described above with respect to the determination of initial base salary at the time of hire (or promotion, as the case may be). For subsequent years, target bonuses for executives may be adjusted by the Leadership Development and Compensation Committee based on various factors, including any modifications to base salary, competitive market practices and other considerations described above with respect to adjustments in executive base salaries.

Equity Awards. Our equity awards are also designed to be sufficiently competitive to allow us to attract and retain executives. In 2016, we granted both stock option and restricted stock unit awards to executive officers. Option awards for executive officers are granted with an exercise price equal to the fair market value of our common stock on the date of grant; accordingly, such option awards will have value to our named executive officers only if the market price of our common stock increases after the date of grant. Under our 2010 Equity Incentive Plan, the fair market value of our common stock is the closing price of our common stock on The NASDAQ Stock Market on the date of determination. Restricted stock unit awards represent the right to receive full-value shares of our common stock without payment of any exercise price. Shares of our common stock are not issued when a restricted stock unit award is granted; instead, once a restricted stock unit award vests, one share of our common stock is issued for each vested restricted stock unit. Generally, we grant smaller restricted stock unit awards as compared to option awards because restricted stock units have a greater fair value per unit than options. However, in 2016 we placed a greater emphasis on restricted stock unit awards to increase the perceived value of the equity awards granted to our executives. The relative weighting between the option and restricted stock unit awards granted to our executives is based on a review of market practices.

We typically grant option awards with four-year vesting schedules. Stock option grants include a one year “cliff”, where the option award vests as to 25% of the shares after one year, and monthly thereafter, subject to continued service through each vesting date. Our restricted stock unit awards have generally been issued with three-year vesting schedules, vesting as to 1/3rd of the units annually, subject to continued service through each vesting date. We believe such vesting schedules are generally consistent with the option and restricted stock unit award granting practices of our peer group companies.

We grant equity awards to our executive officers in connection with their hiring, or, as applicable, their promotion from other roles at the company. The size of initial equity awards is determined based on the executive’s position with us and takes into consideration the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of our peer group companies in connection with establishing our overall compensation policies. The initial equity awards are generally intended to provide the executive with an incentive to build value in the organization over an extended period of time, while remaining consistent with our overall compensation philosophy. Insofar as we have to date incurred operating losses and consumed substantial amounts of cash in our operations, and to compensate for cash salaries and cash bonus opportunities that were, in certain cases, lower than those offered by competing employers, we have sought to attract executives to join us by granting equity awards that would have the potential to provide significant value if we are successful.

We also occasionally grant additional equity awards in recognition of commendable performance and in connection with significant changes in responsibilities. Further, equity awards are a component of the annual compensation package of our executive officers. In 2016, the Leadership Development and Compensation Committee granted equity awards based on input from management regarding performance, retention and other considerations. In approving such awards, the Leadership Development and Compensation Committee has taken into account various factors, including the responsibilities, past performance and anticipated future contribution of the executive officer, the executive’s overall compensation package, the executive’s existing equity holdings in Amyris and practice at peer companies.

Role of Stockholder Say-on-Pay Votes. At our 2011 and 2014 annual meetings of stockholders, our stockholders voted, on an advisory basis, on the compensation of our named executive officers (commonly referred to as a “stockholder say-on-pay vote”). A majority of the votes cast were voted in favor of the non-binding advisory resolutions approving the compensation of our named executive officers as summarized in our 2011 and 2014 proxy statements. The Leadership Development and Compensation Committee believes that this affirms our stockholders’ support of our approach to executive compensation, and, accordingly, did not materially change its approach to executive compensation in 2016 and does not intend to do so in 2017. Our stockholders will again be voting, on an advisory basis, on the compensation of our named executive officers as well as the frequency of future stockholder say-on-pay votes at our 2017 annual meeting.

Compensation Policies and Practices As They Relate to Risk Management

The Leadership Development and Compensation Committee determined, through discussions with management and Compensia at Committee meetings held in February 2016 and February 2017, that our policies and practices of compensating our employees, including executive officers, are not reasonably likely to have a material adverse effect on us. The assessments conducted by the Committee focused on the key terms of our bonus payments and equity compensation programs in 2016, and our plans for such programs in 2017. Among other things, the Committee focused on whether our compensation programs created incentives for risk-taking behavior and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. Among other things, the Committee considered the following aspects of our overall compensation program:

•	Our base salaries are generally high enough to provide our employees with sufficient income so that they are not dependent on bonus income to meet their basic cost of living.

•	Cash bonus targets are typically 10 – 20% of an employee’s base salary (30 – 80% for executives), which provides balanced incentives for performance, but does not encourage excessive risk taking to achieve such goals.

•	For key employees, our 2016 bonus plan (and planned 2017 bonus plan) emphasizes company performance over individual objectives and total bonus funding available for payout in a given year is capped at 137.5% of target funding, with payouts ranging from 0% to 225% of an individual’s annual target bonus depending on company and individual performance.

•	Generally, we do not provide commission or similar compensation programs to our employees. However, in 2016, we implemented a sales commission plan for certain individuals involved in sales activities. The sales commission plan in 2016 for these individuals provided what we view as moderate leverage, in which 60-70% of the salesperson’s cash compensation was base salary and 30-40% was commission-based, depending on the nature of the role. Further, under the sales commission plan, commissions are not earned by the salesperson until the company has collected cash from the relevant customer.

•	For our executives, we target the 40th percentile of our Peer Group (as defined below) for cash compensation and greater than or equal to the 75th percentile of our Peer Group (subject to dilution constraints) for equity compensation, which typically vests over three to four years, providing our executives with significant incentives for our longer-term success.

Based on these considerations, the Committee determined that our compensation programs, including our executive and non-executive compensation programs, provide an appropriate balance of incentives and do not encourage our executives or other employees to take excessive risks or otherwise create risks that are likely to have a material adverse effect on us.

Role of Compensation Consultant. In connection with an annual review of executive compensation programs for 2016, the Leadership Development and Compensation Committee retained Compensia, a national compensation consulting firm, to provide it with advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. In 2016, Compensia assisted in the preparation of materials for executive compensation proposals in advance of Leadership Development and Compensation Committee meetings, including 2016 compensation levels for executives and the design of our cash bonus, equity, severance and change of control programs and other executive benefit programs. Compensia also reviewed and advised the Leadership Development and Compensation Committee on materials relating to executive compensation prepared by management for Committee consideration. In addition, in the fourth quarter of 2015, Compensia assisted the Leadership Development and Compensation Committee in developing a compensation Peer Group for 2016 (discussed below). The Leadership Development and Compensation Committee retained Compensia again in the third quarter of 2016 to provide assistance with respect to our 2017 compensation planning, including updates to the compensation Peer Group.

Compensia, under the direction of the Leadership Development and Compensation Committee, may continue to periodically conduct a review of the competitiveness of our executive compensation programs, including base salaries, cash bonus compensation, equity awards and other executive benefits, by analyzing the compensation practices of companies in our compensation Peer Group, as well as data from third-party compensation surveys. Generally, the Leadership Development and Compensation Committee uses the results of such analyses to assess the competitiveness of our executives’ total compensation, and to determine whether each element of such total compensation is properly aligned with reasonable and responsible practices among our peer companies.

The Leadership Development and Compensation Committee also retained Compensia for assistance in reviewing and deciding on director compensation programs when our director compensation program was originally adopted in late 2010 and again when such program was subsequently amended in December 2015 and November 2016, and to provide market data and materials to management and the Committee.

Compensation Decision Process

Under the charter of our Leadership Development and Compensation Committee, the Board has delegated to the Committee the authority and responsibility to discharge the responsibilities of the Board relating to compensation of our executive officers. This includes, among other things, review and approval of the compensation of our executive officers and of the terms of any compensation agreements with our executive officers.

In general, our Leadership Development and Compensation Committee is responsible for the design, implementation and oversight of our executive compensation program. In accordance with its charter, the Committee determines the annual compensation of our Chief Executive Officer and other executive officers and reports its compensation decisions to the Board. The Committee also administers our equity compensation plans, including our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Generally, our Human Resources, Finance and Legal departments work with our Chief Executive Officer to design and develop new compensation programs applicable to our executive officers and directors, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer compensation comparisons and other committee briefing materials, and to implement the decisions of the Leadership Development and Compensation Committee. Members of these departments and our Chief Executive Officer also meet separately with Compensia to convey information on proposals that management may make to the Leadership Development and Compensation Committee, as well as to allow Compensia to collect information about Amyris to develop its recommendations. In addition, our Chief Executive Officer conducts reviews of the performance and compensation of the other executive officers, and based on these reviews and input from Compensia and our Human Resources department, makes recommendations regarding executive compensation (other than his own) directly to the Leadership Development and Compensation Committee. For the Chief Executive Officer’s compensation, the Chief Human Resources Officer works directly with the Leadership Development and Compensation Committee chair, as well as Compensia and the Human Resources, Finance and Legal Departments of Amyris to design, develop, recommend to the Committee and implement the above compensation analysis and programs, as well as review the performance of the Chief Executive Officer. None of our executive officers participated in the determinations or deliberations of the Leadership Development and Compensation Committee regarding the amount of any component of his or her own 2016 compensation.

Use of Competitive Data. To monitor the competitiveness of our executive officers’ compensation, the Leadership Development and Compensation Committee adopted a compensation peer group (or the Peer Group) used in connection with 2016 compensation that reflected the pay of executives in comparable positions at similarly-situated companies. The data gathered from the Peer Group was used as a reference in setting executive pay levels (including cash and equity compensation), Board compensation, pay and incentive plan practices, severance and change-in-control practices, equity utilization, and pay/performance alignment. The Peer Group was composed of a cross-section of publicly-traded, U.S.-based companies of similar size to Amyris (on the basis of revenue, market capitalization, number of employees and R&D spend) from related industries (biotechnology, chemicals, oil, gas and consumable fuels, food products, personal products and household products). Based on these criteria, the following companies were included in the Peer Group adopted by the Leadership Development and Compensation Committee in November 2015 for use in assessing the market position of our executive compensation for 2016:

2016 Peer Group

•	Balchem (Specialty Chemicals)

•	BioAmber (Commodity Chemicals)

•	Chemtura (Specialty Chemicals)

•	Codexis (Specialty Chemicals)

•	Innospec (Specialty Chemicals)

•	Intrexon (Biotechnology)

•	Kraton Performance Polymers (Specialty Chemicals)

•	Landec (Packaged Foods & Meats)

•	Metabolix (Specialty Chemicals)

•	Renewable Energy Group (Oil & Gas Refining & Marketing)

•	Rentech (Forest Products)

•	Senomyx (Specialty Chemicals)

•	Solazyme (Specialty Chemicals)

In November 2016, the Leadership Development and Compensation Committee undertook a review of the Peer Group for 2017. Similar to our approach for the 2016 Peer Group, we identified potential peers by screening publicly-traded, U.S.-based companies of similar size to us (on the basis of revenue, market capitalization, number of employees and R&D spend) from related industries (biotechnology, chemicals, oil, gas and consumable fuels, food products, personal products and household products). Based on such analysis, we did not make any changes to the Peer Group for 2017.

In addition to reviewing the compensation practices of the Peer Group, the Leadership Development and Compensation Committee looks to the collective experience and judgment of its members and advisors, as well as relevant industry survey data, in determining total compensation and the various compensation components provided to our executive officers. While the Leadership Development and Compensation Committee does not believe that the Peer Group data is appropriate as a stand-alone tool for setting executive compensation due to the unique nature of our business, it believes that this information is a valuable reference source during its decision-making process.

Target Compensation Levels. For 2016, consistent with 2015, the Leadership Development and Compensation Committee generally targeted the 40th percentile of our competitive market for total cash compensation (base salary and target cash bonus), as determined based on the Peer Group, supplemented by data from relevant industry surveys. The Committee chose the 40th percentile for total cash compensation in part because we are still in the early stages of product development and therefore need to conserve our cash while we ramp up our operations. Equity has been a critical and prominent component in our overall compensation package and we believe that it will remain an important tool for attracting, retaining and motivating our key talent by providing an opportunity for wealth creation as a result of our long-term success, particularly while we are growing our business and providing total cash compensation that is below the median of our competitive market. As a result, the Leadership Development and Compensation Committee has generally targeted equity compensation levels at or above the 75th percentile of our competitive market for equity compensation based on the Peer Group, supplemented by data from relevant industry surveys, and taking into consideration the Leadership Development and Compensation Committee approved targeted annual burn rate.

The Leadership Development and Compensation Committee approved annual equity awards to our named executive officers in May 2016 based primarily on our compensation strategy to provide annual equity compensation at or above the 75th percentile of the Peer Group (subject to dilution constraints). Additionally, in determining these annual equity grants, the Leadership Development and Compensation Committee considered the retention value of existing awards held by our named executive officers (taking into account option exercise prices and the prevailing market value of our common stock), the executives’ overall compensation packages, practice at peer companies and the responsibilities, performance, anticipated future contributions and retention risk of our named executive officers.

For 2017, we expect to continue to target the same percentiles as we have in prior years using our Peer Group and relevant industry survey data, which approach the Leadership Development and Compensation Committee approved in August 2016.

2016 Compensation

Background. In setting the compensation program and decisions for our executive officers for 2016, the Leadership Development and Compensation Committee sought to balance achievement of critical operational goals with retention of key personnel, including our executive officers. Accordingly, the Committee focused in particular on providing a strong equity compensation program in order to provide strong retention incentives through challenging periods. It also focused on cash management in setting our total cash compensation target percentiles (and associated salary and bonus target levels) for executive officers. Another key theme for 2016 was establishing strong incentives to drive company performance, including continued emphasis on company performance goals over individual goals in the 2016 executive cash bonus plan and on equity compensation for longer-term upside potential and sharing in company growth.

Base Salaries. In May 2016, the Leadership Development and Compensation Committee reviewed executive base salaries, bonus targets and total cash compensation against the Peer Group and determined that no base salary adjustments were needed to ensure competitive base salaries for our executive officers.

Cash Bonuses. The Leadership Development and Compensation Committee adopted a 2016 bonus plan for our executive officers in February 2016. Under the plan, executive officers were eligible for bonuses based on the achievement of company metrics for each quarter in 2016, as well as a portion allocated to annual company and individual performance. The 2016 bonus plan was intended to provide a balanced focus on both our long-term strategic goals and shorter-term quarterly operational goals. The 2016 bonus plan provided for funding and payout of cash bonus awards based on the company’s quarterly and annual performance during 2016 under certain metrics set by the Leadership Development and Compensation Committee for each quarter and for the year. Payouts, if any, under the 2016 bonus plan occurred following a review of our results and performance each quarter and, for the annual component, a review occurred in February 2017 with respect to the annual performance of the company as well as each individual’s performance. The 2016 bonus plan provided for a 50% weighting for quarterly achievement (with each quarter worth 12.5% of the total bonus fund for the year) and 50% for full 2016 achievement.

The total funding possible under the 2016 bonus plan was based on a cash value (or the “target bonus fund”) determined by the executive officers’ target bonus levels. Target bonus levels for the executive officers varied by officer, but were generally set between 30% and 35% of their annual base salary, other than for Mr. Melo, whose target bonus level was set at approximately 80% of his annual base salary. The quarterly and annual funding of the 2016 bonus plan was based on achievement of the following company performance metrics for each quarter during 2016 (as determined by the Leadership Development and Compensation Committee and, in the case of quarterly funding, as applicable for the quarter based on our operating plan): total revenues (weighted 40%), cash operating expenditures (weighted 30%) and production costs (weighted 30%). For each quarterly period and for the annual period under the bonus plan, “threshold,” “target” and “superior” performance levels were set for each performance metric, which performance levels were intended to capture the relative difficulty of achievement of that metric.

If the company did not achieve at least a 70% weighted average achievement level of the performance metrics described above that achieved at least the “threshold” performance level for a given bonus plan period (the “funding threshold”), no funding would occur for such period. If the company achieved at least the funding threshold level, 70% funding would occur. For a weighted average achievement between the funding threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the target bonus fund allocated to such period. For weighted average achievement above the target level, an increase in funding of 2.5% for every 1% above target performance would occur up to, for the quarterly funding, 125% of the target bonus fund for such quarter, and for the annual funding, 150% of the annual target bonus fund.

Any payouts for the quarterly bonus periods would be the same as the funded level (provided the recipient met eligibility requirements through the payout date), and would be subject to a cap of 100% of the allocated quarterly target bonus fund. Any funding in excess of 100% of the allocated quarterly target bonus fund would not be paid out, and instead would be allocable to the annual bonus fund. Excess quarterly funding not paid, but added to the annual bonus fund, is in addition to the annual bonus fund maximum of 150% of the annual target bonus fund. Payouts for the annual bonus period would be made from the aggregate funded amount in the discretion of the Committee based on company and individual performance, and could range from 0% to 200% of an individual’s funded amount for the annual bonus period (including any excess quarterly funding). The Committee chose to emphasize company performance goals for the quarterly and annual bonus plan periods given the critical importance of our short term strategic goals, but to retain reasonable incentives and rewards for exceptional individual performance, recognizing the value of such incentives and rewards to our operational performance and to individual retention. For 2016, the Leadership Development and Compensation Committee set the following target bonus levels for our named executive officers:

Name	Target Bonus ($)
John Melo	450,000
Raffi Asadorian(1)	150,000
Joel Cherry	126,000
Nicholas Khadder(2)	100,000

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(1)	Mr. Asadorian resigned from the company effective January 4, 2017, at which time Kathleen Valiasek assumed the role of Chief Financial Officer.

(2)	Mr. Khadder resigned from the company effective June 14, 2016.

The full year target bonus for each of our named executive officers was reviewed by the Leadership Development and Compensation Committee in early 2016 based upon a review of target total cash compensation for similar roles among executives at companies in the Peer Group. As a result of this analysis, the 2016 bonus targets for each of our named executive officers were identical to the 2015 bonus targets for such executive officers.

Based on the foregoing bonus plan structure, the Leadership Development and Compensation Committee was responsible for determining the percentage achievement levels for Amyris for each of the quarters in 2016 and the levels of achievement for Amyris and each individual executive officer with respect to the annual portion following the end of 2016. Individual bonuses were awarded for each quarter based on the Leadership Development and Compensation Committee’s assessment of company results, and with respect to the annual portion, the Leadership Development and Compensation Committee’s assessment of company results as well as each executive officer’s contributions to these results, his or her progress toward achieving his or her individual goals, and his or her demonstrating our core values.

If the minimum threshold level for company performance had not been achieved in any quarter or for the full year, no bonus funding would have occurred for such period, regardless of individual performance. For example, the minimum company performance level for the first quarter of 2016 was not achieved and therefore no bonuses were paid under the 2016 bonus plan for the first quarter of 2016. For individual performance, achievement below the threshold level would have resulted in bonus funding and eligibility being determined in the discretion of the Leadership Development and Compensation Committee. Also, actual payment of any bonuses in 2016 remained subject to the final discretion of the Committee.

Company Performance Goals. Each quarter, company performance was measured and weighted against targets related to total revenues, cash operating expenditures and production costs. The quarterly and annual weighting and achievement for each metric are described below.

These targets were initially discussed with the Board and the Leadership Development and Compensation Committee through the second half of 2015 and adopted in final form in March 2016 and subsequently discussed and evaluated each quarter in 2016 and February 2017 based on quarterly and annual performance (in February 2017, the Leadership Development and Compensation Committee discussed and evaluated the fourth quarter as well as the full year 2016 results) and continued development of our business and operating plans for 2016 and beyond. The specific goals comprising the targets were both qualitative and quantitative, and achievement levels were to be determined in the discretion of the Leadership Development and Compensation Committee following each period under the bonus plan.

Degree of Difficulty in Achieving Performance Goals. The Leadership Development and Compensation Committee considered the likelihood of achievement when recommending and approving, respectively, the company and individual performance goals and bonus plan structures for each of the bonus plan periods in 2016, but it did not undertake a detailed statistical analysis of the difficulty of achievement of each measure. For 2016, the Committee considered the 70% achievement level to be achievable with significant effort, 100% to be challenging, requiring circumstances to align as predicted and exceptional levels of effort on the part of the executive team, and any amounts in excess of 100% to be unlikely, requiring significant unexpected sources of revenue or financing, breakthroughs in technology, manufacturing operations and process development, and business development efforts, as well as favorable external conditions.

2016 Quarterly and Annual Bonus Plan Funding and Award Decisions. In each of May 2016, August 2016, November 2016 and February 2017, the Leadership Development and Compensation Committee determined that the company’s quarterly and annual performance goals were achieved as follows:

Company Performance Goal	Weight	Weighted Achievement Level	Funding Level
Q1
Product Revenue and Collaboration Inflows	55%	0%
Cash Opex	45%	42.1%
Brotas Cash Production Costs	0%	N/A
Total Q1	100.0%	42.1%	0	%(1)
Q2
Product Revenue and Collaboration Inflows	40%	44.8%
Cash Opex	30%	27.2%
Brotas Cash Production Costs	30%	0%
Total Q2	100.0%	72.0%	72.0%
Q3
Product Revenue and Collaboration Inflows	40%	25.0%
Cash Opex	30%	27.1%
Brotas Cash Production Costs	30%	28.0%
Total Q3	100.0%	80.1%	80.1%
Q4
Product Revenue and Collaboration Inflows	40%	35.3%
Cash Opex	30%	29.4%
Brotas Cash Production Costs	30%	25.7%
Total Q4	100.0%	90.4%	90.4%
ANNUAL
Product Revenue and Collaboration Inflows	40%	32.2%
Cash Opex	30%	27.9%
Brotas Cash Production Costs	30%	27.3%
Total Annual	100.0%	87.4%	87.4%
(1) Because the 70% threshold was not met, no bonus was payable for Q1 2016.

Individual Performance Goals.

For the annual portion of the bonus plan tied to individual performance, the Committee considered several factors, including the following:

•	For Mr. Melo, the achievement of growing product and collaboration revenues, meeting technical targets, developing efficient and stable manufacturing operations, managing operating expenses, improving employee engagement, maintaining a safe work environment, executive leadership and living the company’s values.

•	For Mr. Asadorian, the achievement of ensuring sufficient liquidity and adequate capital to run the business and manage growth, ensuring proper management of the finance department to support the business, and improving finance and IT application processes for efficiencies and cost savings, executive leadership and living the company’s values.

•	For Dr. Cherry, the achievement of increasing collaboration revenue through the expansion of existing partnerships and developing new partnerships, improving employee engagement, maintaining a safe work environment, managing operating expenses, meeting technical targets, executive leadership and living the company’s values.

•	For Mr. Khadder, the achievement of supporting joint ventures, collaborations, fundraising and other corporate transactions, managing operating expenses, maintaining effective compliance functions, managing the company’s intellectual property portfolio, executive leadership and living the company’s values.

Based on the foregoing, and taking into account the factors above, the Committee approved the following 2016 cash bonus awards:

Name	2016 Cumulative Quarterly Bonus Payouts ($)	2016 Annual Portion Bonus Payout ($)	2016 Aggregate Annual and Quarterly Bonus Payouts ($)	Annual Bonus Target ($)	2016 Actual Bonus Earned as a % of Target Bonus
John Melo	136,406	196,650	333,056	450,000	74.0
Raffi Asadorian(1)	28,519	-	28,519	150,000	19.0
Joel Cherry	38,194	55,062	93,256	126,000	74.0
Nicholas Khadder(2)	-	-	-	100,000	-

________________________

(1)	Mr. Asadorian resigned from the company effective January 4, 2017, at which time Kathleen Valiasek assumed the role of Chief Financial Officer. Mr. Asadorian was not eligible for the 2016 fourth quarter or annual bonuses because he ceased being an employee of Amyris prior to the evaluation and payout of such bonuses.

(2)	Mr. Khadder resigned from the company effective June 14, 2016. Mr. Khadder was not eligible for the 2016 second, third or fourth quarter or annual bonuses because he ceased being an employee of Amyris prior to the evaluation and payout of such bonuses.

The Committee considered a variety of factors in determining, in its discretion, to award the bonus payouts described above. In addition to the levels of achievement in the 2016 bonus plan company performance (for the quarterly and annual portions) and individual performance (for the annual portion) categories, the Committee considered our cash needs as well as the level of performance of each named executive officer in achieving company results and their respective assigned individual goals. We believe that, notwithstanding our continuing need to preserve cash, the payment of these awards was appropriate because the bonus plan appropriately held named executive officers accountable for achievement of company and individual goals, and the payouts were reasonable and appropriate in light of the company’s progress.

Equity Awards. In May 2016, the Leadership Development and Compensation Committee approved annual equity awards for our named executive officers. These included the option and restricted stock unit awards set forth in the “Grants of Plan-Based Awards in 2016” table below. The Leadership Development and Compensation Committee determined the allocation of equity awards between options and restricted stock units after consultation with Compensia, in evaluating the practices of peer companies (including the Peer Group) and in consultation with management, taking into consideration, among other things, the appropriate balance between rewarding previous performance, retention, upside value potential tied to the company’s and the executive officer’s future performance, and the mix of the executive officer’s current holdings.

The size of the awards varied among our named executive officers based on the value of unvested equity awards already held by the named executive officer, the relative contributions of the named executive officer during 2015, and anticipated levels of responsibility for key corporate objectives in 2016. For the 2016 stock option awards granted to our named executive officers, 25% of the shares subject to each award will vest one year from the vesting commencement date (May 1, 2016) and 1/48th of the shares subject to the award will vest monthly thereafter, subject to continued service through each vesting date. The 2016 restricted stock unit awards will vest annually over three years from the vesting commencement date (May 1, 2016), subject to continued service through each vesting date.

Please see the “Grants of Plan-Based Awards in 2016” table below for more information regarding the award types and sizes, grant dates, exercise prices and vesting schedules of the awards described in the preceding paragraph.

Severance Plan. In November 2013, the Leadership Development and Compensation Committee adopted the Amyris, Inc. Executive Severance Plan (or the “Plan”). The Plan has an initial term of 36 months and thereafter will be automatically extended for successive additional one-year periods unless the company provides six months’ notice of non-renewal prior to the end of the applicable term. In May 2016, the Leadership Development and Compensation Committee reviewed the terms of the Plan and elected to allow it to automatically renew upon the expiration of its initial term in November 2016. The Leadership Development and Compensation Committee adopted the Plan to provide a consistent and updated severance framework for Amyris executives that aligns with peer practices. All continuing named executive officers, and all senior level employees of Amyris that are eligible to participate in the Plan (or, collectively, the “participants”), have entered into participation agreements to participate in the Plan. The benefits under the Plan supersede and replace any rights the participants have in connection with any change of control or severance benefits contained in such participants’ employment offer letters, equity award agreements or any other agreement that specifically relates to accelerated vesting of equity awards. Mr. Asadorian received certain benefits under the Plan in connection with his separation from the company in January 2017. Mr. Khadder was not eligible for and did not receive any benefits under the Plan in connection with his separation from the company in June 2016.

We believe that the Plan appropriately balances our need to offer a competitive level of severance protection to our executive officers and to induce our executive officers to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executive officers for a termination of their employment.

Other Executive Benefits and Perquisites. We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a Section 401(k) plan with an employer matching contribution.

We believe that these benefits are generally consistent with those offered by other companies with which we compete for executive talent.

Some of the executive officers whom we have hired, including Mr. Asadorian, held positions in locations outside of Northern California at the time they agreed to join us at our headquarters in Emeryville, California. We have agreed in these instances to pay certain relocation and travel expenses to these executives, including temporary housing. The amounts of relocation and travel expenses paid to our named executive officers are included in the “All Other Compensation” column of the “Summary Compensation” table below and the associated footnotes. Given the high cost of living in the San Francisco Bay Area relative to most other metropolitan areas in the United States, we believe that for us not to be limited to hiring executives located near our headquarters in Emeryville, California, we must be willing to offer to pay an agreed upon amount of relocation costs.

Other Compensation Practices and Policies. The following additional compensation practices and policies apply to our named executive officers:

Timing of Equity Awards. The timing of equity awards has been determined by the Board or the Leadership Development and Compensation Committee based on the Board’s or the Committee’s view at the time regarding the adequacy of executive equity interests in Amyris for purposes of retention and motivation.

In March 2016, the Board ratified our existing policy regarding equity award grant dates, fixing grant dates in an effort to ensure the integrity of the equity award granting process. This policy took effect beginning with equity awards granted after the original adoption of the policy in March 2011. Under the policy, equity awards are generally granted on the following schedule:

•	For equity awards to ongoing employees, the grant date is set as the first business day of the week following the week in which the award is approved; and

•	For equity awards to new hires, the grant date is set as the first business day of the week following the later of the week in which the award is approved or the week in which the new hire commences his or her employment.

Tax Considerations. Section 162(m) of the Code disallows a tax deduction by any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer), unless such compensation is “performance-based” or satisfies the conditions of another exemption. To date, the Committee has not taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, our 2010 Equity Incentive Plan includes various provisions designed to allow us to qualify stock options and other equity awards as “performance-based compensation” under Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the 2010 Equity Incentive Plan in any one year. Among other requirements, for certain awards granted under the 2010 Equity Incentive Plan to qualify as fully deductible performance-based compensation under Section 162(m), our stockholders were required to re-approve the 2010 Equity Incentive Plan on or before the first annual meeting of stockholders at which directors were to be elected that occurred after the close of the third calendar year following the calendar year of our initial public offering. We sought and received such approval at our 2012 annual meeting of stockholders. Section 162(m) also requires re-approval of the 2010 Equity Incentive Plan by stockholders after five years if the compensation committee has retained discretion to select the criteria used to set performance goals under the 2010 Equity Incentive Plan from year to year. The 2010 Equity Incentive Plan permits the Leadership Development and Compensation Committee to choose from among several objective performance measures as the basis for the granting and/or vesting of “performance-based” equity compensation under the 2010 Equity Incentive Plan. Accordingly, we are seeking re-approval of the 2010 Equity Incentive Plan by our stockholders at our 2017 annual meeting of stockholders so that certain grants made under the 2010 Equity Incentive Plan may qualify as “performance-based compensation” under Section 162(m) of the Code and therefore continue to be exempt from the cap on our tax deduction imposed by Section 162(m) of the Code.

Our Leadership Development and Compensation Committee may adopt a policy at some point in the future providing that, where reasonably practicable, we will seek to qualify the compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). Until such policy is implemented, our Leadership Development and Compensation Committee may, in its discretion, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Recovery Policy. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Under those circumstances, the Board or the Leadership Development and Compensation Committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement or other adjustment. We anticipate that the Board or the Leadership Development and Compensation Committee will adopt a policy regarding restatements in the future based on anticipated SEC and NASDAQ regulations requiring listed companies to have a policy that requires repayment of incentive compensation that was paid to current or former executive officers in the three fiscal years preceding any restatement due to material noncompliance with financial reporting requirements.

Stock Ownership Policy. We have not established stock ownership or similar guidelines with regard to our executive officers. All of our executive officers currently have a direct or indirect, through their stock option holdings, equity interest in our company and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us.

Insider Trading Policy and Hedging Prohibition. We have a policy entitled “Procedures and Guidelines Governing Securities Trades by Company Personnel” (referred to as our “Insider Trading Policy”) that, among other things, prohibits our employees, officers and directors from trading in our securities while in possession of material, non-public information. In addition, under our Insider Trading Policy, our employees, officers and directors may not acquire, sell or trade in any interest or position relating to the future price of our securities (such as a put option, a call option or a short sale).